CONSOLIDATED
SERVICES AGREEMENT

Principal Life Insurance Company ("PLIC"), Principal National Life Insurance Company ("PNLIC" and PNLIC, together with PLIC, the "Insurance Companies" and each an "Insurance Company"), Calvert Investment Administrative Services, Inc. ("CIAS") and Calvert Investment Services, Inc. ("CIS" and CIS, together with CIAS, the "Calvert Service Providers", and the Calvert Service Providers, together with the Insurance Companies, the "Parties")mutually agree to the arrangements set forth in this Services Agreement (the "Agreement") dated as of November 1, 2011. Capitalized terms used and not defined in this Agreement have the meaning assigned thereto in the Participation Agreement (as defined below).

WHEREAS, CIAS provides certain administrative services to (i) Calvert Variable Series, Inc. ("CVS") pursuant to an Administrative Services Agreement with CVS dated March 1, 1999 and (ii) Calvert Variable Products, Inc. ("CVP", and CVP together with CVS, the "Funds" and, each individually, a "Fund") pursuant to an Administrative Services Agreement with CVP dated December 12, 2008 (each such agreement, a "Calvert Administrative Services Agreement") pursuant to which it has agreed to provide, or arrange to provide, certain administrative services,. including such services as may be requested by each Fund's Board of Directors from time to time; and

WHEREAS, CIS provides certain shareholder services to (i) CVS pursuant to a Servicing Agreement with CVS dated October 31, 2000 and (ii) CVP pursuant to a Servicing Agreement with CVP dated December 12, 2008 (each such agreement, a "Calvert Shareholder Services Agreement" and, each Calvert Shareholder Services Agreement together with each Calvert Administrative Services Agreement, the "Calvert Services Agreements") pursuant to which it has agreed to provide, or arrange to provide, certain shareholder services, including such services as may be requested by each Fund's Board of Directors from time to time; and

WHEREAS, each Insurance Company issues Contracts; and

WHEREAS, each Insurance Company has entered into a participation agreement, dated as of November 1, 2011 (the "Participation Agreement"), with each Fund, pursuant to which each Fund has agreed to make shares of certain of its Portfolios available for purchase by one or more of that Insurance Company's Separate Accounts or divisions thereof, in connection with the allocation by Contractholders of purchase payments to corresponding investment options offered under the Contracts; and

WHEREAS, each Insurance Company and the Calvert Service Providers expect that each Fund, and its Portfolios, can derive substantial savings by virtue of having one or more Separate Accounts of that Insurance Company as a single shareholder of record of Shares, rather than having numerous shareholders of such Shares; and

WHEREAS, each Insurance Company and the Calvert Service Providers expect that each Fund, and its Portfolios, can derive such substantial savings because of that

Insurance Company's performance of the administrative and shareholder services listed on Schedule A hereto for each Fund in connection with the Contracts issued by that Insurance Company; and

WHEREAS, neither Insurance Company has any contractual or other legal obligation to perform such administrative or shareholder services, other than pursuant to this Agreement and the Participation Agreement; and

WHEREAS, the Calvert Service Providers desire to retain the administrative and shareholder services of each Insurance Company and to compensate each Insurance Company for providing such administrative and shareholder services;

NOW, THEREFORE, the Parties agree as follows:

Section 1. Administrative and Shareholder Services; Payments Therefor

(a) Each Insurance Company shall provide the administrative and shareholder services set out in Schedule A hereto and made a part hereof, as the same may be amended from time to time. For such services, Calvert Service Providers agree to pay to each Insurance Company a combined aggregate fee (the "Fee") computed daily and paid monthly in arrears, equal to the following percent of the daily net asset value of Shares held in each Fund's subaccount of the Separate Accounts, attributable to the Contracts issued by that Insurance Company at the following annual rates:

Annual Rate     Portfolio & Class (if any)

0.10%     Calvert VP S&P MidCap 400 Index Portfolio - Class F

0.10%     Calvert VP Russell 2000 Small Cap Index Portfolio - Class F

0.10%     Calvert VP EAFE International Index Portfolio - Class F

0.25%     Calvert VP Income Portfolio

0.30%     Calvert VP SRI Equity Portfolio

(b)     Each Insurance Company shall calculate the fee each month and shall deliver an invoice to the Calvert Service Providers showing such calculation in reasonably sufficient detail to enable the Calvert Service Providers to evaluate the accuracy of the calculation. Within 30 days after receipt of such invoice, Calvert Service Providers shall either (i) remit payment in full to that Insurance Company or (ii) deliver notice to that Insurance Company that the invoice contains an error. Payment shall be made by check or wire transfer pursuant to written instructions received from the applicable Insurance Company. Any invoiced amount that is being disputed in good faith by the Calvert Service Providers shall not be payable until such dispute is resolved.

(c)     Each Insurance Company shall send all invoices to the following address or to such other address as may be provided in writing by Calvert Service Providers:

Name:     Tracy D. Schneider

Title:     Financial Liaison Administrator

Firm:     CIAS/CIS

Address:     4550 Montgomery Avenue
Suite 1000N
Bethesda, MD 20814

Phone:     1-301-657-7060

Fax:     1-301-654-2588

E-mail:     tracy.schneider@calvert.com

(d) From time to time, the Parties shall review the Fee to determine whether it exceeds or is reasonably expected to exceed the incurred and anticipated costs, over time, of each Insurance Company. The Parties agree to negotiate in good faith a reduction to the Fee as necessary to eliminate any such excess or as necessary to reflect a reduction in the fee paid by a Fund to the Calvert Service Providers pursuant to the Calvert Services Agreements.

Section 2. Nature of Payments

The Parties to this Agreement recognize and agree that the Calvert Service Providers' payments to each Insurance Company relate to administrative and shareholder services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or Shares, and are not otherwise related to investment advisory or distribution services or expenses. Each Insurance Company represents and warrants that the fees to be paid by the Calvert Service Providers for services to be rendered by that Insurance Company pursuant to the terms of this Agreement are to compensate that Insurance Company for providing administrative and shareholder services to the Funds, and are not designed to reimburse or compensate that
Insurance Company for providing administrative and shareholder services with respect to the Contracts or any Separate Account.

Section 3. Term and Termination

Any Party may terminate this Agreement, without penalty, on 60 days' written notice to the other Parties. Unless so terminated, this Agreement shall continue in effect for so long as the Calvert Service Providers (or their successors in interest), or any affiliate thereof, continues to perform in a similar capacity for a Fund, and for so long as each Insurance Company provides the services contemplated hereunder with respect to Contracts under which values or monies are allocated to a Portfolio.

Section 4. Amendment

This Agreement may only be amended upon mutual agreement of the Parties in writing.

Section 5. Notices

Except as otherwise provided herein, each notice, request, demand or other communication (a "Notice") required by this Agreement shall be given in writing and delivered personally, or by a nationally recognized overnight courier, or mailed by certified mail to the other Party at the following address or such other address as each Party may give notice to the other:

Principal Life Insurance Company
711 High Street
Des Moines, Iowa 50392
Facsimile: 866/496-6527
Attention: Charles Schneider, Counsel

Principal National Life Insurance Company
711 High Street
Des Moines, Iowa 50392
Facsimile: 866/496-6527
Attention: Charles Schneider, Counsel

CIAS/CIS
4550 Montgomery Avenue
Suite 1000N
Bethesda, MD 20814
Facsimile: 3011654-7820
Attention: Christy Teske with a copy to:
CIAS/CIS
4550 Montgomery Avenue
Suite 1000N
Bethesda, MD 20814
Facsimile: 301/657-7014
Attention: Office of General Counsel

A Notice given pursuant to this Section 5 shall be deemed given immediately when delivered personally or via a confirmed facsimile to the numbers above, on the next Business Day when delivered by recognized overnight courier, and three (3) Business Days after the date of a certified mailing.

Section 6. Miscellaneous

(a) Successors and Assigns. This Agreement shall be binding upon the Parties and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the Parties and their transferees, successors and assigns.

(b) Assignment. Neither this Agreement nor any of the rights, obligations or liabilities of any Party hereto shall be assigned without the written consent of the other Parties, which shall not be unreasonably withheld.

(c) Representations. Each Insurance Company represents and warrants that in performing the services and receiving the compensation described in this Agreement it will comply with all applicable laws, rules and regulations.

(d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(e) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of Maryland without reference to the conflict of law principles thereof.

(f) Severabilitv. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of first above written.

PRINCIPAL LIFE INSURANCE COMPANY
/s/ Sara Wiener
By: _________________________________
Title: Director - Life Product Mgmt

PRINCIPAL NATIONAL LIFE INSURANCE COMPANY
/s/ Sara Wiener
By: _________________________________
Title: Director - Life Product Mgmt

CALVERT INVESTMENT ADMINISTRATIVE SERVICES, INC.
/s/ William M. Tartikoff
By: _________________________________
Title: Senior Vice President and General Counsel

CALVERT INVESTMENT SERVICES, INC.
/s/ Andrew K. Niebler
By: _________________________________
Title: Assistant Vice President and Associate General Counsel

SCHEDULE A

ADMINISTRATIVE SERVICES AND SHAREHOLDER SERVICES FOR CALVERT SERVICE PROVIDERS

Each Insurance Company shall provide certain administrative services respecting the operations of each Fund, as set forth below. This Schedule, which may be amended from time to time as mutually agreed upon by the Insurance Companies and Calvert Service Providers, constitutes an integral part of the Agreement to which it is attached. Capitalized terms used herein shall, unless otherwise noted, have the same meaning as the defined terms in the Agreement to which this Schedule relates.

Maintenance of Books and Records

•
Maintain master accounts with each Fund, on behalf of each Portfolio thereof, which accounts shall bear the name of the applicable Insurance Company as the record owner of Portfolio shares on behalf of each Separate Account investing in the Portfolio.

•
Maintain a daily journal setting out the number of shares of each Portfolio purchased, redeemed or exchanged on behalf of Contract owners each day, as well as the net purchase or redemption orders for Portfolio shares submitted each day, to assist Calvert Service Providers, each Fund and/or each Fund's transfer agent in tracking and recording Portfolio share transactions, and to facilitate the computation of each Portfolio's net asset value per share.

•
Promptly provide Calvert Service Providers, each Fund, and each Fund's transfer agent with a copy of such journal entries or information appearing thereon in such format as may be reasonably requested from time to time.

•	Reconcile and balance the Separate Accounts at the Fund level in the general ledger, at various banks within systems interface.

Communication with each Fund

•    Purchase Orders

•	Determination of net amount available for investment by each Fund

•	Deposit of receipts at each Fund's custodian (generally by wire transfer)

•	Notification to the custodian of the estimated amount required to pay dividend or distribution
•    Redemption orders

•	Determination of net amount required for redemptions by each Fund

•	Notification to the custodian and Fund of cash required to meet payments

•	Cost of share redemption
•    Daily pricing

Processing Distributions from each Fund

•    Process ordinary dividends and capital gains
•    Transmit net purchase payments to each Fund's custodian
•    Reinvest each Fund's distributions

Accounting Services

•
Perform miscellaneous accounting services as may be reasonably requested from time to time by Calvert Service Providers, which relate to the business contemplated by the Participation Agreement between each Insurance Company and each Fund, as amended from time to time, including but not limited to periodic reconciliation and balancing of that Insurance Company's books and records with those of each Fund with respect to such matters as cash accounts, Portfolio share purchase and redemption orders placed with each Fund, dividend arid distribution payments by each Fund, and such other accounting matters that may arise from time to time in connection with the operations of each Fund as related to the business contemplated by the Participation Agreement.

Report

•    Periodic information reporting to each Fund's Board of Directors

•
Provide Calvert Service Providers with such assistance as Calvert Service Providers may reasonably request so that Calvert Service Providers can report such information to each Fund's Board in a timely manner. Each Insurance Company acknowledges that such information and assistance shall be in addition to the information and assistance required of that Insurance Company pursuant to each Fund's mixed and shared funding SEC exemptive order, described in the Participation Agreement.

•
Provide Calvert Service Providers with such assistance as Calvert Service Providers may reasonably request with respect to the preparation and submission of reports and other documents pertaining to each Fund to appropriate regulatory bodies and third party reporting services.

Fund-related Contractowner Services

•
Provide telephonic support for Contract owners, including, without limitation, information about each Fund and each Portfolio thereof (not including information about performance or related to sales), communicating with Contract owners about Fund (and Separate Account) performance, and assisting with proxy solicitations, specifically with respect to soliciting voting instructions from Contract owners.

•
Print and distribute, in a timely manner, prospectuses, statements of additional information, supplements thereto, periodic reports, proxy materials, up to one per year, and any other materials of each Fund required by law or otherwise to be given to its shareholders, including, without limitation, Contract owners investing in Portfolio shares.

Other Administrative Support

•	Providing other administrative support for each Fund as mutually agreed between each Insurance Company and each Fund

•	Relieving each Fund of other usual or incidental administrative services provided to individual contractowners